Exhibit 5.1

January 7, 2025

Nuburu, Inc.

7442 S. Tucson Way, Suite 130

Centennial, CO 80112

Re: Registration Statement on Form S-1 Ladies and Gentlemen:

We have acted as counsel to Nuburu, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering for resale by the selling stockholders named therein (the “Selling Stockholders”) of up to 1,905,904 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (i) issuable upon the conversion of subordinated convertible notes (the “Notes”), which were issued to the Selling Stockholders pursuant to a Securities Purchase Agreement, dated August 6, 2024, between the Company and Esousa Group Holdings LLC (“Esousa”) and a Securities Purchase Agreement, dated August 19, 2024, between the Company and Esousa (jointly, the “Purchase Agreements”), and (ii) issued to J. H. Darbie & Co. Inc. or its principals for providing certain financial advisory services (the “Darbie Shares”) pursuant to its engagement agreement with the Company dated June 10, 2024 (as amended, the “Engagement Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares.

As the basis for the opinion hereinafter expressed, we have reviewed originals or copies of the following:

A.
an executed copy of the Registration Statement;

B.
a copy of the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on January 31, 2023, as amended by the Certificate of Amendment filed on July 22, 2024, and certified as of a recent date;

C.
a copy of the Amended and Restated By Laws of the Company, effective as of September 3, 2020, as amended by the Amendment thereto, effective as of November 12, 2024;

D.
a copy of the unanimous written consents of the Board of Directors of the Company (the “Board”) effective as of August 6, 2024 and August 12, 2024, which approved entry into the Purchase Agreements and issuance of the Notes, the issuance of the Shares to the Selling Stockholders upon conversion of the Notes, and the filing of the Registration Statement and the registration for issuance of the Shares;

E.
a copy of the unanimous written consents of the Board effective as of October 31, 2024 and January 7, 2025 approving the issuance of the Darbie Shares;

F.
a copy of the Engagement Agreement, Purchase Agreements, and the Notes;

G.
the certificate of good standing covering the Company, issued by the Secretary of State of the State of Delaware on January 6, 2025 (the “Good Standing Certificate”); and
H.
a certificate of an officer of the Company representing certain matters related to the subject matter hereof (the “Officer’s Certificate”).

We have relied upon the foregoing and upon the Officer’s Certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this opinion: (a) information contained in documents reviewed by us is true, complete and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by parties other than the Company.

This opinion is limited to matters governed by the laws of the General Corporation Law of the State of Delaware. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued in accordance with the terms of the Engagement Agreement, Purchase Agreements, and the Notes, will be validly issued, fully paid and nonassessable.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Holland & Hart LLP